MACKAY                                                 [LETTERHEAD]
&PARTNERS
---------
CHARTERED ACCOUNTANTS

March 27, 198

Securities and Exchange Commission
Judiciary Plaza
450 - Fifth Street N.W.
Washington, D.C.
U.S.A. 20549

Dear Sirs:

RE: SOLUCORP INDUSTRIES LTD.
    ------------------------

With respect to the above company's filing of its Form 10-K for the period ending December 31, 1997, we wish to advise as follows.

We are the independent auditors of the company and are currently auditing the financial statements for the period ended December 31, 1997. At this time, we will be unable to complete our audit work before March 31, 1998 due to audit confirmations and other supporting evidence that is not expected to be available to us before March 31, 1998.


Yours very truly,

MACKAY & PARTNERS

/s/ MACKAY & PARTNERS

Glenn Ohlhauser, C.A.